Amalgamated Financial Corp. Reports First Quarter 2026 Financial Results; Margin Rises to 3.75% | Revenue Growth of 9.7% | Guidance Raised Deposit Growth of $229 Million | Loan Growth of $66 Million NEW YORK, April 23, 2026 – (BUSINESS WIRE) -- Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced financial results for the first quarter ended March 31, 2026. Priscilla Sims Brown, President and Chief Executive Officer, commented, “Overall, we delivered a very strong first quarter that underscores the strength of our balance sheet and purpose-driven model. We grew net revenue to $93.4 million, expanded net interest margin 9 basis points to 3.75%, increased on-balance sheet deposits to $8.2 billion, and maintained strong Tier 1 capital at above 9.3%. Included in our results was an incremental $9.2 million provision tied to a single- borrower multifamily relationship that moved to nonaccrual during the quarter. We believe the underlying collateral supports our position and we are aggressively pursuing resolution options to preserve and maximize value. We view this as an isolated event with one borrower, which does not change our performance outlook. With the momentum we saw in the quarter, we are focused on executing and delivering on our revenue and earnings targets over the balance of the year.” First Quarter 2026 Highlights (on a linked quarter basis) • Net income of $25.2 million, or $0.84 per diluted share, compared to $26.6 million, or $0.88 per diluted share. • Core net income1 of $24.1 million, or $0.80 per diluted share, compared to $30.0 million, or $0.99 per diluted share. • Net revenue of $93.4 million, or $3.10 per diluted share, compared to $85.2 million, or $2.82 per diluted share. • Provision expense of $13.5 million in the quarter. Excluding the $9.2 million incremental reserve build, provision expense was $4.2 million, in line with previous quarters. Deposits and Liquidity • On-balance sheet deposits increased $228.9 million, or 2.9%, to $8.2 billion. • Off-balance sheet deposits increased $71.9 million, or 6.8% to $1.1 billion. • Political deposits increased $132.9 million, or 7.7%, to $1.9 billion, comprised of both on and off-balance sheet deposits. • Average cost of deposits decreased 5 basis points to 146 basis points, where non-interest-bearing deposits comprised 41% of total deposits. • Cash, borrowing capacity, and unpledged securities totaled $4.8 billion, or 102% of total uninsured deposits. Margin and Assets • Net interest margin increased 9 basis points to 3.75%. • Net interest income grew $2.3 million, or 3.0%, to $80.2 million. • Net loans receivable increased $65.5 million, or 1.3%, to $5.0 billion. • Net loans in growth mode (commercial and industrial, commercial real estate, and multifamily) grew $108.7 million, or 3.3%, to $3.5 billion. • PACE assessments grew $15.8 million, or 1.2%, to $1.3 billion, including CPACE growth of $6.8 million. • Multifamily and commercial real estate loan portfolios totaled $2.2 billion and had a concentration of 232% to total risk-based capital. 1

Capital and Returns

- Tangible book value per share[1] increased $0.41, or 1.6%, to $26.59.
- Tier 1 leverage ratio was 9.33% and Common Equity Tier 1 ratio was 14.20%.
- Tangible common equity[1] ratio was 8.67%.
- Core return on average tangible common equity[1] of 12.28% and core return on average assets[1] of 1.10%.
- Repurchased approximately 80,000 shares during the quarter through March 31, 2026, with $8.4 million in remaining capacity under the share repurchase program approved on March 10, 2025.
- Paid dividend of $5.2 million, at $0.17 per share.

First Quarter Earnings

Net income was $25.2 million, or $0.84 per diluted share, compared to $26.6 million, or $0.88 per diluted share, for the prior quarter. The $1.4 million decrease during the quarter was primarily driven by a $8.0 million increase in provision for credit losses and a a $2.2 million increase in income tax expense. This was partially offset by a $6.0 million increase in non-interest income, which includes a $3.8 million loss on a pool sale of low-yielding performing residential loans in the prior quarter, as well as a $1.0 million increase in ICS One Way Sell fee income from off-balance sheet deposits. There was also a $2.3 million increase in net interest income, and a $0.5 million decrease in non-interest expense.

Core net income[1] was $24.1 million, or $0.80 per diluted share, compared to $30.0 million, or $0.99 per diluted share for the prior quarter. The table below shows a pre-tax gain of $2.1 million related to non-core income items, $0.6 million of non-core pre-tax expense items, and $0.4 million in tax on notable items were excluded in the calculation of core net income in the first quarter of 2026. For additional details on each component item within the non-core income and expense figures listed below, please see the GAAP to Non-GAAP reconciliation included at the end of this document.

(in millions)	As of and for the Three Months Ended		
Core net income	**March 31, 2026**	**December 31, 2025**	**QoQ Change**
Net Income (GAAP)	25.2	26.6	(1.4)
Add: Non-core (income)/losses	(2.1)	2.7	(4.8)
Add: Non-core expense	0.6	1.4	(0.8)
Less: Tax on notable items	0.4	(0.8)	1.2
Core net income (non-GAAP)	$ 24.1	$ 30.0	$ (5.8)

Net interest income was $80.2 million, compared to $77.9 million for the prior quarter. Despite a full-quarter impact from the December Federal Reserve rate cut, interest earning asset yields rose 4 basis points to 5.11%. Loan interest income increased $1.7 million and loan yields increased 7 basis points as average loan balances increased $177.9 million, reflecting repricing upside from strong commercial loan origination. Similarly, although interest income on securities decreased $0.5 million, reflecting two less days in the quarter, securities yields increased 5 basis points on essentially flat average balances as cash was redeployed into higher yielding securities. Expense on total interest-bearing deposits decreased $0.8 million even as the average balance of total interest-bearing deposits increased $31.0 million.

Net interest margin was 3.75%, an increase of 9 basis points from 3.66% in the prior quarter. The increase was primarily due to interest income generated from the origination of higher-yielding commercial loans, as well as a notable 104 basis point improvement in the ratio of average non-interest bearing to interest-bearing deposits to 40.7%, as well as decreases in

1 Definitions are presented under "Non-GAAP Financial Measures". Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on the Company's website, www.amalgamatedbank.com.

2

total deposit costs mentioned above. Additionally, income from prepayment penalties had no significant impact on net interest margin in the current quarter, compared to a 4 basis point impact in the prior quarter. Provision for credit losses was an expense of $13.5 million, compared to an expense of $5.5 million in the prior quarter. Provision expense increased by $8.0 million, driven by $9.2 million of specific reserves established or increased on $78.0 million of multifamily loans to a single-borrower after the borrower indicated an expected default. As a result, these loans were placed on nonaccrual status, including $67.7 million moved to nonaccrual during the quarter and $10.3 million that had been on nonaccrual since the prior quarter. Specific reserves were established across the relationship at varying levels based on loan-level assessments, including consideration of collateral support reflected in third-party appraisals, occupancy, and in-place cash flows. Management is evaluating resolution alternatives, which may include foreclosure, note sales, or other exit strategies. While the Bank has not historically taken title to foreclosed properties, it is prepared to do so if necessary and will engage an experienced third- party property manager to preserve and maximize value prior to disposition. Excluding the provision increase discussed above, the provision expense would have been $4.2 million primarily driven by expected consumer charge-offs and adding a specific reserve on a multifamily loan that moved to nonaccrual status during the quarter, offset by credit loss releases due to lower required reserves on C&I and consumer loans. Non-interest income was $13.3 million, compared to $7.3 million in the prior quarter. Excluding all non-core income items noted above, core non-interest income1 was $11.2 million, compared to $10.1 million in the prior quarter. The increase was primarily related to higher commercial banking fees and discrete benefit from BOLI policies. Non-interest expense was $45.9 million, a decrease of $0.5 million from the prior quarter, primarily as a result of lower severance costs. Core non-interest expense1 was $45.3 million, an increase of $0.3 million from the prior quarter. This was mainly driven by a $1.0 million increase in occupancy expense related to branch renovation and relocation and an $0.8 million increase in professional fees, offset by a $0.8 million decrease in advertising expense and lower compensation costs. Provision for income tax expense was $8.8 million, compared to $6.6 million for the prior quarter. The effective tax rate was 26.0%, compared to 19.9% in the prior quarter. The increase was primarily the result of the recognition of a $1.5 million tax credit in the prior quarter due to the timing of a solar tax equity investment, which also resulted in a tax expense recapture of $1.0 million due to a lower annual effective tax rate for the prior year. Excluding this tax expense recapture and other discrete items, the Q4 2025 tax rate would have been 26.6%. The tax credits are included in the annualized effective tax rate. Balance Sheet Quarterly Summary Total assets expanded to $9.2 billion at March 31, 2026, a $301.1 million, or 3% increase and total average assets were $8.9 billion. Notable changes within individual balance sheet line items include a $337.8 million increase in traditional securities and a $65.5 million increase in net loans receivable, primarily funded by more deposits held on-balance sheet. For liabilities, on-balance sheet deposits increased by $228.8 million and average total deposits increased by $187.7 million, reflecting growth across the labor, not-for-profit, and political segments. Off-balance sheet deposits increased by $71.9 million in the quarter. Equity grew by $13.1 million. Total net loans receivable at March 31, 2026 were $5.0 billion, an increase of $65.5 million, or 1.3% for the quarter. The balance increase in loans was primarily driven by a $132.7 million increase in multifamily loans and a $16.7 million increase in commercial real estate loans, offset by a $40.9 million decrease in commercial and industrial loans. Portfolios in non-growth mode had a $10.1 million decrease in consumer solar loans, and an $11.8 million decrease in residential loans. 3

Total on-balance sheet deposits at March 31, 2026 were $8.2 billion, an increase of $228.9 million, or 2.9%, during the quarter. Including accounts held off-balance sheet, deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.9 billion, an increase of $132.9 million during the quarter. Non-interest-bearing deposits represented 41% of average total deposits and 41% of ending total deposits for the quarter, contributing to an average cost of total deposits of 146 basis points. Super-core deposits1 totaled approximately $4.8 billion, had a weighted average life of 16 years. Total uninsured deposits were $4.8 billion, comprising 58% of on-balance sheet deposits. Nonperforming assets totaled $99.3 million, or 1.08% of period-end total assets at March 31, 2026, an increase of $70.6 million, compared with $28.7 million, or 0.32% of period-end total assets on a linked quarter basis. The increase in nonperforming assets was driven by the downgrade of $71.5 million multifamily loans that were placed on nonaccrual status this quarter, primarily from the previously discussed $67.7 million multifamily loans attributable to one borrower. This was partially offset by a $0.5 million commercial and industrial non-performing loan charge-off. During the quarter, criticized or classified loans increased $51.6 million, largely driven by downgrades on a subset of four multifamily loans totaling $41.5 million from the previously-discussed multifamily loans attributable to one borrower. Additionally, three multifamily loans totaling $7.4 million and one commercial real estate loan totaling $3.3 million were also downgraded. This was offset by the above-mentioned charge-offs. During the quarter, the allowance for credit losses on loans increased $10.6 million to $68.2 million. The ratio of allowance to total loans was 1.35%, an increase of 19 basis points from 1.16% in the fourth quarter of 2025. Capital Quarterly Summary As of March 31, 2026, the Common Equity Tier 1 Capital ratio was 14.20%, the Total Risk-Based Capital ratio was 16.50%, and the Tier 1 Leverage Capital ratio was 9.33%. Stockholders’ equity was $807.6 million, an increase of $13.1 million during the quarter. The increase in stockholders’ equity was primarily driven by $25.2 million of net income for the quarter, offset by an increase of a $4.5 million in accumulated other comprehensive loss due to the tax-effected mark-to- market adjustment on available for sale securities resulting from movement in long-term rates during the quarter, $2.8 million in share buybacks and $5.2 million in dividends paid at $0.17 per outstanding share. Tangible book value per share1 increased 1.6% to $26.59. Tangible common equity1 declined slightly to 8.67% of tangible assets due to the balance sheet size and lower quarterly earnings. Conference Call As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its first quarter 2026 results today, April 23, 2026 at 11:00 am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. First Quarter 2026 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13759589. The telephonic replay will be available until April 30, 2026. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at https://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call. The presentation materials for the call can be accessed on the investor relations section of our website at https:// ir.amalgamatedbank.com/. 4

About Amalgamated Financial Corp. Amalgamated Financial Corp. is a Delaware public benefit corporation and bank holding company. Founded in 1923 by the Amalgamated Clothing Workers of America, it provides commercial banking and trust services through Amalgamated Bank, a New York-based commercial bank and chartered trust company with offices or branches in New York City, Washington, D.C., Northern California, and Boston. The Bank is a member of the Global Alliance for Banking on Values and a certified B Corporation®. Non-GAAP Financial Measures This release (and the accompanying financial information and tables) refer to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core non-interest expense,” “Core non-interest income,” “Core net income,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average tangible common equity,” “Core efficiency ratio,” “Super-core deposits,” “Tangible assets,” “Tangible book value,” and “Traditional securities.” Management utilizes this information to compare operating performance for March 31, 2026, versus certain periods in 2025 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to the core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare the results to those of other companies. The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non- GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com. Terminology Certain terms used in this release are defined as follows: “Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” The Company believes the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income. “Core net income” is defined as net income after tax excluding gains and losses on sales of securities, ICS One-Way Sell fee income, changes in fair value on loans held-for-sale, gains on the sale of owned property, subdebt repurchase gain, costs related to branch closures, restructuring/severance costs, tax credits and accelerated depreciation on solar equity investments, and taxes on notable pre-tax items. The Company believes the most directly comparable GAAP financial measure is net income. “Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, and restructuring/severance. The Company believes the most directly comparable GAAP financial measure is total non-interest expense. 5

“Core non-interest income” is defined as total non-interest income excluding gains and losses on sales of securities, ICS One-Way Sell fee income, changes in fair value on loans held-for-sale, gains on the sale of owned property, subdebt repurchase gain, and tax credits and accelerated depreciation on solar equity investments. The Company believes the most directly comparable GAAP financial measure is non-interest income. “Core operating revenue” is defined as total net interest income plus “core non-interest income”. The Company believes the most directly comparable GAAP financial measure is the total of net interest income and non-interest income. “Core return on average assets” is defined as “Core net income” divided by average total assets. The Company believes the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets. “Core return on average tangible common equity” is defined as “Core net income” divided by average “tangible common equity.” The Company believes the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity. “Super-core deposits” are defined as total deposits from commercial and consumer customers, with a relationship length of greater than 5 years. The Company believes the most directly comparable GAAP financial measure is total deposits. “Tangible assets” are defined as total assets excluding, as applicable, goodwill and core deposit intangibles. The Company believes the most directly comparable GAAP financial measure is total assets. “Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, goodwill and core deposit intangibles. The Company believes that the most directly comparable GAAP financial measure is total stockholders’ equity. “Tangible common equity ratio” is “Tangible common equity” divided by “Tangible assets.” The Company believes the most directly comparable performance ratio derived from GAAP financial measures is an equity ratio calculated by dividing average equity by average assets. "Traditional securities" is defined as total investment securities excluding PACE assessments. The Company believes the most directly comparable GAAP financial measure is total investment securities. Forward-Looking Statements Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward- looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward- looking terminology such as “may,” “will,” “anticipate,” “aspire,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” and “intend,” as well as other similar words and expressions of the future. Forward- looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: 1. uncertain conditions in the banking industry and in national, regional and local economies in core markets, which may have an adverse impact on business, operations and financial performance; 2. deterioration in the financial condition of borrowers resulting in significant increases in credit losses and provisions for those losses; 3. deposit outflows and subsequent declines in liquidity caused by factors that could include lack of confidence in the banking system, a deterioration in market conditions or the financial condition of depositors; 4. changes in deposits, including an increase in uninsured deposits; 6

5. ability to maintain sufficient liquidity to meet deposit and debt obligations as they come due, which may require that the Company sell investment securities at a loss, negatively impacting net income, earnings and capital; 6. unfavorable conditions in the capital markets, which may cause declines in stock price and the value of investments; 7. negative economic and political conditions that adversely affect the general economy, housing prices, the real estate market, the job market, consumer confidence, the financial condition of borrowers and consumer spending habits, which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; 8. fluctuations or unanticipated changes in the interest rate environment including changes in net interest margin or changes in the yield curve that affect investments, loans or deposits; 9. the general decline in the real estate and lending markets, particularly in commercial real estate in the Company’s market areas, and the effects of the enactment of or changes to rent-control and other similar regulations on multi- family housing; 10. implementation by the current presidential administration of a regulatory reform agenda that is significantly different from that of the prior presidential administration, impacting the rule making, supervision, examination and enforcement of the banking regulation agencies; 11. changes in U.S. trade policies and other global political factors beyond the Company’s control, including the imposition of tariffs, which raise economic uncertainty, potentially leading to slower growth and a decrease in loan demand; 12. the outcome of legal or regulatory proceedings that may be instituted against us; 13. inability to achieve organic loan and deposit growth and the composition of that growth; 14. composition of the Company’s loan portfolio, including any concentration in industries or sectors that may experience unanticipated or anticipated adverse conditions greater than other industries or sectors in the national or local economies in which the Company operates; 15. inaccuracy of the assumptions and estimates the Company makes and policies that the Company implements in establishing the allowance for credit losses; 16. changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; 17. any matter that would cause the Company to conclude that there was impairment of any asset, including intangible assets; 18. limitations on the ability to declare and pay dividends; 19. the impact of competition with other financial institutions, including pricing pressures and the resulting impact on results, including as a result of compression to net interest margin; 20. increased competition for experienced members of the workforce including executives in the banking industry; 21. a failure in or breach of operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; 22. increased regulatory scrutiny, privacy concerns, and exposure from the use of “big data” techniques, machine learning, and artificial intelligence; 23. a downgrade in the Company’s credit rating; 24. “greenwashing claims” against the Company and environmental, social, and governance ("ESG") products and increased scrutiny and political opposition to ESG and diversity, equity, and inclusion ("DEI") practices; 25. any unanticipated or greater than anticipated adverse conditions (including the possibility of earthquakes, wildfires, and other natural disasters) affecting the markets in which the Company operates; 26. physical and transitional risks related to climate change as they impact the business and the businesses that the Company finances; 27. future repurchase of the Company’s shares through the Company’s common stock repurchase program; and 28. descriptions of assumptions underlying or relating to any of the foregoing. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this 7 release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law. Investor Contact: Jamie Lillis Solebury Strategic Communications shareholderrelations@amalgamatedbank.com 800-895-4172 8

Consolidated Statements of Income (unaudited) March 31, December 31, March 31, ($ in thousands) 2026 2025 2025 INTEREST AND DIVIDEND INCOME (unaudited) (unaudited) (unaudited) Loans $ 63,471 $ 61,730 $ 57,843 Securities 44,189 44,858 41,653 Interest-bearing deposits in banks 1,653 1,267 1,194 Total interest and dividend income 109,313 107,855 100,690 INTEREST EXPENSE Deposits 28,614 29,461 28,917 Borrowed funds 543 543 1,196 Total interest expense 29,157 30,004 30,113 NET INTEREST INCOME 80,156 77,851 70,577 Provision for credit losses 13,488 5,536 596 Net interest income after provision for credit losses 66,668 72,315 69,981 NON-INTEREST INCOME Trust Department fees 4,306 4,143 4,191 Service charges on deposit accounts 7,204 5,931 3,438 Bank-owned life insurance income 1,322 652 626 Losses on sale of securities and other assets, net (822) (485) (680) Gain (loss) on sale of loans and changes in fair value on loans held-for-sale, net 12 (3,640) 832 Equity method investments income (loss) 624 127 (2,508) Other income 640 620 507 Total non-interest income 13,286 7,348 6,406 NON-INTEREST EXPENSE Compensation and employee benefits 25,750 26,542 23,314 Occupancy and depreciation 4,155 3,165 3,293 Professional fees 3,736 2,892 4,739 Technology 6,618 6,991 5,619 Office maintenance and depreciation 550 363 629 Amortization of intangible assets 105 144 144 Advertising and promotion 605 1,394 51 Federal deposit insurance premiums 1,005 975 900 Other expense 3,364 3,930 2,961 Total non-interest expense 45,888 46,396 41,650 Income before income taxes 34,066 33,267 34,737 Income tax expense 8,843 6,628 9,709 Net income $ 25,223 $ 26,639 $ 25,028 Earnings per common share - basic $ 0.85 $ 0.89 $ 0.82 Earnings per common share - diluted $ 0.84 $ 0.88 $ 0.81 Three Months Ended 9

Consolidated Statements of Financial Condition

($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Assets	(unaudited)		(unaudited)
Cash and due from banks	$ 11,617	$ 4,501	$ 4,196
Interest-bearing deposits in banks	168,111	286,716	61,518
Total cash and cash equivalents	179,728	291,217	65,714
Securities:			
Available for sale, at fair value			
Traditional securities	1,928,067	1,580,049	1,546,127
Property Assessed Clean Energy (“PACE”) assessments	215,198	203,502	161,147
	2,143,265	1,783,551	1,707,274
Held-to-maturity, at amortized cost:			
Traditional securities, net of allowance for credit losses of $40, and $41, and $47, respectively	466,741	476,950	535,063
PACE assessments, net of allowance for credit losses of $709, $703, and $654, respectively	1,081,119	1,077,065	1,038,054
	1,547,860	1,554,015	1,573,117
Loans held for sale	459	2,814	3,667
Loans receivable, net of deferred loan origination fees and costs	5,033,358	4,957,273	4,677,506
Allowance for credit losses	(68,155)	(57,586)	(57,676)
Loans receivable, net	4,965,203	4,899,687	4,619,830
Resell agreements	66,134	48,662	41,651
Federal Home Loan Bank of New York ("FHLBNY") stock, at cost	5,009	5,009	4,679
Accrued interest receivable	56,248	65,128	55,092
Premises and equipment, net	10,107	4,685	7,366
Bank-owned life insurance	107,802	108,941	108,652
Right-of-use lease asset	9,413	9,602	12,477
Deferred tax asset, net	31,336	30,750	33,799
Goodwill	12,936	12,936	12,936
Intangible assets, net	808	913	1,343
Equity method investments	5,578	7,979	5,639
Other assets	29,006	43,947	31,991
Total assets	$ 9,170,892	$ 8,869,836	$ 8,285,227
Liabilities			
Deposits	$ 8,178,084	$ 7,949,241	$ 7,412,072
Borrowings	69,568	69,547	69,676
Operating leases	11,511	12,255	17,190
Other liabilities	104,155	44,329	50,293
Total liabilities	8,363,318	8,075,372	7,549,231
Stockholders’ equity			
Common stock, par value $0.01 per share	315	312	309
Additional paid-in capital	294,464	294,134	288,539
Retained earnings	587,323	567,269	500,783
Accumulated other comprehensive loss, net of income taxes	(36,586)	(32,088)	(47,308)
Treasury stock, at cost	(37,942)	(35,163)	(6,327)
Total stockholders' equity	807,574	794,464	735,996
Total liabilities and stockholders’ equity	$ 9,170,892	$ 8,869,836	$ 8,285,227

10

Select Financial Data As of and for the Three Months Ended March 31, December 31, March 31, (Shares in thousands) 2026 2025 2025 Selected Financial Ratios and Other Data: Earnings per share Basic $ 0.85 $ 0.89 $ 0.82 Diluted 0.84 0.88 0.81 Core net income (non-GAAP) Basic $ 0.81 $ 1.00 $ 0.88 Diluted 0.80 0.99 0.88 Book value per common share $ 27.05 $ 26.64 $ 23.98 Tangible book value per share (non-GAAP) $ 26.59 $ 26.18 $ 23.51 Common shares outstanding, par value $.01 per share(1) 29,857 29,818 30,697 Weighted average common shares outstanding, basic 29,815 29,905 30,682 Weighted average common shares outstanding, diluted 30,150 30,169 30,946 (1) 70,000,000 shares authorized; 31,163,813, 31,045,377, and 30,940,480 shares issued for the periods ended March 31, 2026, December 31, 2025, and March 31, 2025 respectively, and 29,856,788, 29,818,424, and 30,696,940 shares outstanding for the periods ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively. 11

Select Financial Data As of and for the Three Months Ended March 31, December 31, March 31, 2026 2025 2025 Selected Performance Metrics: Return on average assets 1.15% 1.22% 1.22 % Core return on average assets (non-GAAP) 1.10% 1.37% 1.33 % Return on average equity 12.61% 13.46% 14.05 % Core return on average tangible common equity (non-GAAP) 12.28% 15.41% 15.54 % Average equity to average assets 9.13% 9.07% 8.71 % Tangible common equity to tangible assets (non-GAAP) 8.67% 8.81% 8.73 % Loan yield 5.18% 5.11% 5.00 % Securities yield 5.10% 5.05% 5.15 % Deposit cost 1.46% 1.51% 1.59 % Net interest margin 3.75% 3.66% 3.55 % Efficiency ratio (1) 49.11% 54.46% 54.10 % Core efficiency ratio (non-GAAP) 49.55% 51.13% 52.11 % Asset Quality Ratios: Nonaccrual loans to total loans 1.97% 0.56% 0.70 % Nonperforming assets to total assets 1.08% 0.32% 0.41 % Allowance for credit losses on loans to nonaccrual loans 68.62% 207.79% 175.07 % Allowance for credit losses on loans to total loans 1.35% 1.16% 1.23 % Annualized net charge-offs to average loans 0.27% 0.37% 0.22 % Liquidity Ratios: 2 day Liquidity Coverage of Uninsured Deposits % 101.76% 102.85% 93.75 % Cash and Borrowing Capacity Coverage of Uninsured, Non-Supercore Deposits (%) 176.29% 168.01% 163.71 % Capital Ratios: Tier 1 leverage capital ratio 9.33% 9.36% 9.22 % Tier 1 risk-based capital ratio 14.20% 14.23% 14.27 % Total risk-based capital ratio 16.50% 16.40% 16.61 % Common equity tier 1 capital ratio 14.20% 14.23% 14.27% (1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income 12 amalgamated FINANCIAL CORP.

Loan and PACE Assessments Portfolio Composition

(In thousands)	At March 31, 2026		At December 31, 2025		At March 31, 2025	
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:						
Commercial and industrial	$ 1,293,879	25.7 %	$ 1,335,096	26.9 %	$ 1,183,297	25.3 %
Multifamily	1,776,477	35.3 %	1,643,295	33.1 %	1,371,950	29.4 %
Commercial real estate	379,922	7.5 %	363,162	7.3 %	409,004	8.7 %
Construction and land development	16,115	0.3 %	24,823	0.5 %	20,690	0.4 %
Total commercial portfolio	3,466,393	68.8 %	3,366,376	67.8 %	2,984,941	63.8 %
Retail portfolio:						
Residential real estate lending	1,226,041	24.4 %	1,237,672	25.0 %	1,303,856	27.9 %
Consumer solar	315,030	6.3 %	325,154	6.6 %	356,601	7.6 %
Consumer and other	25,894	0.5 %	28,635	0.5 %	32,108	0.7 %
Total retail portfolio	1,566,965	31.2 %	1,591,461	32.1 %	1,692,565	36.2 %
Total loans held for investment	5,033,358	100.0 %	4,957,837	99.9 %	4,677,506	100.0 %
Allowance for credit losses	(68,155)		(57,586)		(57,676)	
Loans receivable, net	$ 4,965,203		$ 4,900,157		$ 4,619,830	
PACE assessments:						
Available for sale, at fair value						
Residential PACE assessments	215,198	16.6 %	203,502	15.9 %	161,147	13.4 %
Held-to-maturity, at amortized cost						
Commercial PACE assessments	334,509	25.8 %	327,735	25.6 %	271,200	22.6 %
Residential PACE assessments	747,319	57.6 %	750,033	58.4 %	767,507	64.0 %
Total Held-to-maturity PACE assessments	1,081,828	83.4 %	1,077,768	84.0 %	1,038,707	86.6 %
Total PACE assessments	1,297,026	100.0 %	1,281,270	100.0 %	1,199,854	100.0 %
Allowance for credit losses	(709)		(703)		(654)	
Total PACE assessments, net	$ 1,296,317		$ 1,280,567		$ 1,199,200	
Loans receivable, net and total PACE assessments, net as a % of Deposits	76.6%		77.7%		78.5%	

13

Net Interest Income Analysis

(In thousands)	Three Months Ended March 31, 2026 Average Balance	Income / Expense	Yield / Rate	December 31, 2025 Average Balance	Income / Expense	Yield / Rate	March 31, 2025 Average Balance	Income / Expense	Yield / Rate
Interest-earning assets:									
Interest-bearing deposits in banks	$ 196,826	$ 1,653	3.41%	$ 139,164	$ 1,267	3.61%	$ 121,321	$ 1,194	3.99%
Securities[1]	3,452,338	43,427	5.10%	3,451,195	43,940	5.05%	3,220,590	40,867	5.15%
Resell agreements	52,832	762	5.85%	60,081	918	6.06%	30,169	786	10.57%
Loans receivable, net [2]	4,970,997	63,471	5.18%	4,793,058	61,730	5.11%	4,695,264	57,843	5.00%
Total interest-earning assets	8,672,993	109,313	5.11%	8,443,498	107,855	5.07%	8,067,344	100,690	5.06%
Non-interest-earning assets:									
Cash and due from banks	5,907			6,729			5,045		
Other assets	208,084			208,392			220,589		
Total assets	$ 8,886,984			$ 8,658,619			$ 8,292,978		
Interest-bearing liabilities:									
Savings, NOW and money market deposits	$ 4,491,313	$ 27,043	2.44%	$ 4,466,244	$ 27,829	2.47%	$ 4,242,786	$ 26,806	2.56%
Time deposits	207,695	1,571	3.07%	201,750	1,632	3.21%	232,683	2,111	3.68%
Total interest-bearing deposits	4,699,008	28,614	2.47%	4,667,994	29,461	2.50%	4,475,469	28,917	2.62%
Borrowings	69,554	543	3.17%	69,534	543	3.10%	134,340	1,196	3.61%
Total interest-bearing liabilities	4,768,562	29,157	2.48%	4,737,528	30,004	2.51%	4,609,809	30,113	2.65%
Non-interest-bearing liabilities:									
Demand and transaction deposits	3,229,756			3,073,106			2,901,061		
Other liabilities	77,523			62,715			59,728		
Total liabilities	8,075,841			7,873,349			7,570,598		
Stockholders' equity	811,143			785,270			722,380		
Total liabilities and stockholders' equity	$ 8,886,984			$ 8,658,619			$ 8,292,978		
Net interest income / interest rate spread		$ 80,156	2.63%		$ 77,851	2.56%		$ 70,577	2.41%
Net interest-earning assets / net interest margin	$ 3,904,431		3.75%	$ 3,705,970		3.66%	$ 3,457,535		3.55%
Total deposits / total cost of deposits	$ 7,928,764		1.46%	$ 7,741,100		1.51%	$ 7,376,530		1.59%
Total funding / total cost of funds	$ 7,998,318		1.48%	$ 7,810,634		1.52%	$ 7,510,870		1.63%

(1) Includes Federal Home Loan Bank (FHLB) stock in the average balance, and dividend income on FHLB stock in interest income.
(2) Includes prepayment penalty interest income in 1Q2026, 4Q2025, or 1Q2025 of $49, $855, and $0, respectively (in thousands).

14

amalgamated FINANCIAL CORP.

Deposit Portfolio Composition

	Three Months Ended					
	March 31, 2026		December 31, 2025		March 31, 2025	
(In thousands)	Ending Balance	Average Balance	Ending Balance	Average Balance	Ending Balance	Average Balance
Non-interest-bearing demand deposit accounts	$ 3,316,268	$ 3,229,756	$ 3,234,418	$ 3,073,106	$ 2,895,758	$ 2,901,061
NOW accounts	184,010	179,923	184,635	172,342	187,078	177,827
Money market deposit accounts	4,145,115	3,982,258	4,000,096	3,960,099	3,772,423	3,739,548
Savings accounts	328,476	329,132	326,895	333,803	330,410	325,411
Time deposits	204,215	207,695	203,197	201,750	226,403	232,683
Total deposits	$ 8,178,084	$ 7,928,764	$ 7,949,241	$ 7,741,100	$ 7,412,072	$ 7,376,530

	Three Months Ended					
	March 31, 2026		December 31, 2025		March 31, 2025	
	Average Rate Paid[(1)]	Cost of Funds	Average Rate Paid[(1)]	Cost of Funds	Average Rate Paid[(1)]	Cost of Funds
Non-interest bearing demand deposit accounts	0.00 %	0.00 %	0.00 %	0.00 %	0.00 %	0.00 %
NOW accounts	0.37 %	0.40 %	0.40 %	0.50 %	0.72 %	0.70 %
Money market deposit accounts	2.52 %	2.65 %	2.47 %	2.67 %	2.73 %	2.76 %
Savings accounts	1.01 %	1.02 %	1.01 %	1.18 %	1.28 %	1.28 %
Time deposits	3.03 %	3.07 %	3.14 %	3.21 %	3.52 %	3.68 %
Total deposits	1.40 %	1.46 %	1.37 %	1.51 %	1.57 %	1.59 %
Interest-bearing deposits	2.36 %	2.47 %	2.32 %	2.50 %	2.58 %	2.62 %

(1) Average rate paid is calculated as the weighted average of spot rates on deposit accounts. Off-balance sheet deposits are excluded from all calculations shown.

15

Asset Quality (In thousands) March 31, 2026 December 31, 2025 March 31, 2025 Loans 90 days past due and accruing $ — $ — $ — Nonaccrual loans held for sale 459 930 989 Nonaccrual loans - Commercial 92,884 22,108 27,872 Nonaccrual loans - Retail 5,970 5,607 5,072 Nonaccrual securities 3 6 7 Total nonperforming assets $ 99,316 $ 28,651 $ 33,940 Nonaccrual loans: Commercial and industrial $ — $ 713 $ 12,786 Multifamily 81,820 10,316 — Commercial real estate — — 3,979 Construction and land development 11,064 11,079 11,107 Total commercial portfolio 92,884 22,108 27,872 Residential real estate lending 2,446 2,419 1,375 Consumer solar 3,350 3,129 3,479 Consumer and other 174 59 218 Total retail portfolio 5,970 5,607 5,072 Total nonaccrual loans $ 98,854 $ 27,715 $ 32,944 16

Credit Quality

($ in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Criticized and classified loans			
Commercial and industrial	$ 41,685	$ 42,438	$ 55,157
Multifamily	93,893	45,154	8,540
Commercial real estate	3,277	—	3,979
Construction and land development	16,272	16,287	11,107
Residential real estate lending	2,446	2,419	1,375
Consumer solar	3,350	3,129	3,479
Consumer and other	174	59	218
Total loans	$ 161,097	$ 109,486	$ 83,855
Criticized and classified loans to total loans			
Commercial and industrial	0.83 %	0.86 %	1.18 %
Multifamily	1.87 %	0.91 %	0.18 %
Commercial real estate	0.07 %	— %	0.09 %
Construction and land development	0.32 %	0.33 %	0.24 %
Residential real estate lending	0.05 %	0.05 %	0.03 %
Consumer solar	0.07 %	0.06 %	0.07 %
Consumer and other	— %	— %	— %
Total loans	3.21 %	2.21 %	1.79 %

	March 31, 2026		December 31, 2025		March 31, 2025	
	Annualized net charge-offs (recoveries) to average loans	ACL to total portfolio balance	Annualized net charge-offs (recoveries) to average loans	ACL to total portfolio balance	Annualized net charge-offs (recoveries) to average loans	ACL to total portfolio balance
Commercial and industrial	0.26 %	0.87 %	0.12 %	0.99 %	0.28 %	1.29 %
Multifamily	0.02 %	0.95 %	0.66 %	0.29 %	— %	0.23 %
Commercial real estate	— %	0.45 %	— %	0.49 %	— %	0.39 %
Construction and land development	— %	9.08 %	— %	6.07 %	— %	6.05 %
Residential real estate lending	(0.04)%	0.57 %	(0.08)%	0.58 %	— %	0.73 %
Consumer solar	3.08 %	9.19 %	2.26 %	8.66 %	1.90 %	7.01 %
Consumer and other	0.84 %	3.36 %	(0.11)%	3.35 %	0.70 %	5.67 %
Total loans	0.27 %	1.35 %	0.37 %	1.16 %	0.22 %	1.23 %

17

amalgamated FINANCIAL CORP.

Reconciliation of GAAP to Non-GAAP Financial Measures

The information provided below presents a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

(in thousands)	As of and for the Three Months Ended		
	March 31, 2026	December 31, 2025	March 31, 2025
Core operating revenue			
Net Interest Income (GAAP)	$ 80,156	$ 77,852	$ 70,577
Non-interest income (GAAP)	13,286	7,348	6,406
Add: Loss on Sale of Securities and Other Assets	822	485	680
Less: ICS One-Way Sell Fee Income[1]	(2,908)	(1,886)	(9)
Add: Loss and changes in fair value of loans held-for-sale[2]	—	3,821	(837)
Add: Tax (credits) depreciation on solar investments[3]	—	287	2,868
Core operating revenue (non-GAAP)	$ 91,356	$ 87,907	$ 79,685
Core non-interest expense			
Non-interest expense (GAAP)	$ 45,888	$ 46,397	$ 41,650
Less: Severance costs[4]	(622)	(1,447)	(125)
Core non-interest expense (non-GAAP)	$ 45,266	$ 44,950	$ 41,525
Core net income			
Net Income (GAAP)	$ 25,223	$ 26,640	$ 25,028
Add: Loss on Sale of Securities and Other Assets	822	485	680
Less: ICS One-Way Sell Fee Income[1]	(2,908)	(1,886)	(9)
Add: Loss and changes in fair value of loans held-for-sale[2]	—	3,821	(837)
Add: Severance costs[4]	622	1,447	125
Add: Tax (credits) depreciation on solar investments[3]	—	287	2,868
Less: Tax on notable items	380	(828)	(731)
Core net income (non-GAAP)	$ 24,139	$ 29,966	$ 27,124
Tangible common equity			
Stockholders' equity (GAAP)	$ 807,574	$ 794,464	$ 735,996
Less: Goodwill	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(808)	(913)	(1,343)
Tangible common equity (non-GAAP)	$ 793,830	$ 780,615	$ 721,717
Average tangible common equity			
Average stockholders' equity (GAAP)	$ 811,143	$ 785,270	$ 722,380
Less: Goodwill	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(859)	(982)	(1,413)
Average tangible common equity (non-GAAP)	$ 797,348	$ 771,352	$ 708,031

(1) Included in service charges on deposit accounts in the Consolidated Statements of Income
(2) Included in changes in fair value of loans held-for-sale in the Consolidated Statements of Income
(3) Included in equity method investments income in the Consolidated Statements of Income
(4) Included in compensation and employee benefits in the Consolidated Statements of Income

18